EXHIBIT 10.18

AMENDED AND RESTATED

TRANSACTION FEE AGREEMENT

THIS AMENDED AND RESTATED TRANSACTION FEE AGREEMENT (this “Agreement”), dated as of June 11, 2003, is made by and between Olympus Advisory Partners, Inc., a Delaware corporation (“Olympus”), and Symmetry Medical Inc., a Delaware corporation (the “Company”).

BACKGROUND

WHEREAS, the Company and Olympus are party to that certain Transaction Fee Agreement, dated as of October 18, 2000 (the “Prior Agreement”);

WHEREAS, the Company and Olympus desire to amend and restate the Prior Agreement pursuant to the terms of this Agreement;

WHEREAS, THE company desires to continue to receive financial and management consulting services from Olympus, and Olympus is willing to provide financial and management consulting services to the Company;

WHEREAS, the compensation arrangements set forth in this Agreement are designed to compensate Olympus for such services.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, Olympus and the Company hereby agree as follows:

TERMS

1. Engagement. The Company hereby engages Olympus as a financial and management consultant, and Olympus hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.

2. Services of Olympus. Olympus hereby agrees during the term of this engagement to consult with the board of directors (the “Board”) and the management of the Company in such manner and on such business and financial matters as may be reasonably requested by the Board.

3. Compensation.

(a) Quarterly Fee. The Company agrees to pay to Olympus as compensation for services rendered by Olympus hereunder, a quarterly fee equal to $125,000, payable quarterly in arrears on the last day of each quarter, commencing on June 30, 2003; provided that Olympus may increase the quarterly fee to $150,000 per quarter upon 10 days’ prior written notice to the Company.

(b) Stock Purchase Agreement. The Company agrees to pay $1,610,000 to Olympus upon the consummation of the transactions contemplated in that certain Amended and Restated Stock Purchase Agreement, dated as of June 8, 2003, among the Company, Symmetry Medical International Inc., Mettis Group Limited, Mettis (UK) Limited and Pine Holdings Limited (the “Stock Purchase Agreement”), as compensation for services rendered by Olympus to the Company in connection with the transactions contemplated by the Stock Purchase Agreement.

(c) Future Transactions. When and as the Company consummates the acquisition of any business, company, product line or enterprise or the sale of all or substantially all of the capital stock or assets of the Company (each, a “Transaction”), the Company will pay to Olympus a fee equal to one percent (1%) of the Transaction Price (as defined below) of such Transaction as compensation for services to be rendered by Olympus to the Company in connection with the consummation of such Transaction. “Transaction Price” means, with respect to a given Transaction, the fair value of the total sale proceeds and other consideration received by the target company and its stockholders upon consummation of such Transaction, including cash, securities, notes, consulting agreements, noncompete agreements, contingent payments, plus the faire value of all liabilities assumed or discharged.

(d) Payment. Any payment due hereunder from the Company to Olympus that is not paid when due because the Company does not have sufficient funds available to make such payment at such time or is prohibited by any of its debt financing agreements from making such payment at such time shall be paid immediately at such later time when the Company has sufficient funds available to make such payment or when such prohibition in the Company’s debt financing agreements is no longer effective, as applicable.

4. Expense Reimbursement. The Company shall promptly reimburse Olympus for such reasonable travel expenses and other out-of-pocket fees and expenses as may be incurred by Olympus, its partners and employees in connection with any Transactions, and in connection with the rendering of other services hereunder.

5. Term. This Agreement shall be in effect for an initial term of five years commencing on the date hereof, and shall be automatically renewed thereafter on a year-to-year basis unless one party gives 30 days’ prior written notice of its desire to terminate this Agreement; provided, however, that this Agreement shall terminate on the first to occur of (a) the date of the sale of all or substantially all of the Company’s assets or (b) the date of the sale of a majority of the Common Stock of the Company. No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by Olympus in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.

6. Indemnification. The Company agrees to indemnify and hold harmless Olympus, its directors, officers, members, general partners and employees against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys’ fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing.

7. Olympus an Independent Contractor. Olympus and the Company agree that Olympus shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Olympus nor its partners or employees shall be considered employees or agents of the Company as a result of this Agreement nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.

8. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to Olympus:

Olympus Advisory Partners, Inc.

Metro Center, One Station Place

Stamford, Connecticut 06902

Attn: James A. Conroy

with a copy to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, Illinois 60601

Attn: John A. Schoenfeld

If to the Company:

Symmetry Medical Inc.

486 West 350 North

Warsaw, Indiana 46580

Attn: President

9. Entire Agreement; Modification. This Agreement (a) contains the complete and entire understanding and agreement of Olympus and the Company with respect to the subject matter hereof; (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Olympus in connection with the subject matter hereof; and (c) may not be modified except by an instrument in writing executed by Olympus and the Company.

10. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

11. Assignment. Neither Olympus nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other.

12. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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EXHIBIT 10.18

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Transaction Fee Agreement as of the date first written above.

Symmetry Medical Inc.

By:	/S/ BRIAN MOORE

Name:	Brian Moore
Its:	Chief Executive Officer

Olympus Advisory Partners, Inc.

By:	/S/ ROBERT S. MORRIS

Name:	Robert S. Morris
Its:	President

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